Exhibit 99.1

                                 OSK CAPITAL III

Attention: Ms. Angela Buffa
Ideal Medical, Inc. doing business as
Integrated Medical Solutions
One Concourse Parkway, Ste 600,
Atlanta, Georgia   30328

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      Re: Proposed Exchange of Shares of OSK CAPITAL III ("OSC"), a Nevada
      corporation for one hundred percent (100%) of the outstanding shares of Ideal Medical, Inc. d/b/a Integrated Medical Solutions ("IMS"), a Texas corporation
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Dear Ms. Buffa,

      This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed exchange of shares of the common stock of (OSC) for all of the issued and outstanding stock of (IMS). The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between (OSC) and (IMS) (the "Agreement and Plan of Reorganization"), which among other things, would provide for the various matters set forth below:

      1. Just prior to the Closing of this transaction, (OSC) will have approximately 3,000,000 shares issued and outstanding ("float"), of which these shares will be restricted except for the public float of 700,000 shares and 500,000 shares owned by Finkelstein Capital Inc. or an investor chosen by Finkelstein Capital Inc. All other shares will be restricted (1,800,000) under a lock-up agreement held by an escrow agent. The locked up shares will be released after a period of eleven (11) months from the start of trading, then they will be released at the pace of 1,000,000 shares per quarter.

      2. (OSC) will acquire all of the issued and outstanding stock of (IMS) from the shareholders of (IMS) in exchange for 20,000,000 restricted shares of common stock of (OSC) ("(OSC)" Common Stock"), which will be delivered upon the closing of this transaction (the "Closing Date"). And Finkelstein Capital Inc. and or its nominee will receive 700,000 restricted shares of common stock of
(OSC) ("(OSC)" Common Stock") as its finders fee in this transaction. This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the shares of (OSC) received by (IMS)' shareholders will be received on a tax-free basis. The shares to be issued by (OSC) will be "restricted securities" as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares.

      3. (IMS) will pay a $US 10,000 non-refundable advance legal fee financed by Finkelstein Capital Inc. to Finkelstein Capital Inc. or Joseph Emas Attorney as consideration for the legal services to be rendered and which have been rendered for preparation of this letter of intent, the Agreement and Plan of Reorganization, the bridge loan security agreement and the Representations and Warranties Agreement and all other documents in connection with each of the foregoing.

      4. The parties will use their best efforts to sign the Agreement and Plan of Reorganiztion for this transaction on or before March 15, 2005, and to close this transaction on or before March 21, 2005.

      5. At the Closing, the present (OSC) officers and directors shall deliver to (IMS) their respective letters of resignation, along with minutes of the
(OSC) Board of Directors accepting such resignations and appointing to the (OSC) Board those persons designated by (IMS) to be directors of (OSC).

      6. Prior to Closing, (IMS) will provide an unaudited balance sheet and income statement for the period ended on a date within ninety (90) days of the Closing, and (IMS) will provide a letter from its auditors in which the auditors state that they will be able to complete (IMS)'s audits for filing, as required by the Securities and Exchange Commission, within 75 days after the Closing.

      7. On the date of this Letter of Intent, the common stock of (OSC) is registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, (the "Act"), and (OSC) has begun the process to file all reports required to be filed by Section 13(g) of the Act and will be current with its filing by closing. These reports were, will be, when filed, accurate, not misleading and complete in all material respects.

      8. The common stock of (OSC) is not currently listed for trading on the NASD OTCBB.

      9. (IMS) will agree that there will be no reverse splits of (OSC)'s common stock for two calendar years following the date of Closing, without the written consent of Finkelstein Capital Inc.

      10. (IMS) will take all necessary steps to call a meeting of their directors as soon as possible to approve the terms of this Letter of Intent, and once approved by their boards, (IMS) will take all necessary steps to obtain the required shareholder approval.

      11. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      12. Each party will pay its legal expenses incurred in connection with this transaction whether or not the transaction is consummated, except that
(IMS) has agreed to pay the amount described in Paragraph 3 above (and no more) for the matters described therein and the parties shall share in the cost of the preparation and mailing of the Proxy Statement to (OSC)'s shareholders. This cost is estimated to be approximately $10,000 USD with (IMS)'s portion financed by Finkelstein Capital Inc.

      13. This Letter of Intent may be immediately terminated by written notice by either party under the following conditions: (a) (OSC) or (IMS) has made any material misrepresentations in public disclosure documents or documents provided
(OSC) or (IMS), as part of the due diligence process, (b) either party is unable to meet all regulatory agency requirements, including but not limited to, the Securities and Exchange Commission, and the NASD, (c) failure of either party to make available in a timely manner, documents needed to complete the due diligence process.

      14. Upon execution of this Letter of Intent and until the definitive Agreement and Plan of Reorganization is signed, or March 21, 2005, whichever comes first, neither (OSC) or (IMS) shall directly or indirectly solicit or entertain offers from, or negotiate with any other person or entity relating to a transaction similar to the transaction contemplated in this Letter of Intent. In the event that the Agreement and Plan of Reorganization has not been entered into by March 30, 2005, and the parties have not agreed in writing to extend that date in writing, either party shall have the right to terminate this Letter of Intent by written notice to the other party.

      15. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to principles of conflicts of law.

      16. It is understood that the terms set forth in this Letter may not constitute all of the major terms which will be included in the Agreement and Plan of Reorganization, that the terms set forth herein are subject to further discussion and negotiation and due diligence on the part of both parties hereto, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 12, 13, 14 and 15.

      If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this Letter.

OSK CAPITAL III INC.                        IDEAL MEDICAL, INC. d/b/a INTEGRATED
                                            MEDICAL SOLUTIONS




By:_______________________________          By:_________________________________
   Per: Francis Mailhot, CEO                   Angela Buffa, President